EXHIBIT 10.32



                            $200,000,000


                          CREDIT AGREEMENT


                            dated as of


                          March 11, 1997


                              among


                        Iomega Corporation,


                      The Banks Party Hereto,


                        Citibank, N.A.,
                     as Administrative Agent,


                              and


            Morgan Guaranty Trust Company of New York,
                     as Documentation Agent


	TABLE OF CONTENTS


ARTICLE 1      DEFINITIONS

SECTION 1.01.  Definitions	                                          1
SECTION 1.02.  Accounting Terms and Determinations	                 12

ARTICLE 2      THE CREDITS

SECTION 2.01.  Commitments to Lend	                                 12
SECTION 2.02.  Method of Borrowing	                                 12
SECTION 2.03.  Maturity of Loans	                                   14
SECTION 2.04.  Interest Rates	                                      14
SECTION 2.05.  Method of Electing Interest Rates	                   15
SECTION 2.06.  Fees	                                                17
SECTION 2.07.  Termination or Reduction of Commitments	             17
SECTION 2.08.  Optional Prepayments	                                17
SECTION 2.09.  General Provisions as to Payments	                   18
SECTION 2.10.  Funding Losses	                                      18
SECTION 2.11.  Computation of Interest and Fees	                    19
SECTION 2.12.  Notes	                                               19

ARTICLE 3      CONDITIONS

SECTION 3.01.  Closing	                                             20
SECTION 3.02.  Borrowings	                                          21

ARTICLE 4      REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Corporate Existence and Power	                       22
SECTION 4.02.  Corporate and Governmental Authorization;
               No Contravention	                                    22
SECTION 4.03.  Binding Effect	                                      22
SECTION 4.04.  Financial Information	                               22
SECTION 4.05.  Litigation	                                          23
SECTION 4.06.  Compliance with ERISA	                               23
SECTION 4.07.  Environmental Matters	                               23
SECTION 4.08.  Taxes	                                               24
SECTION 4.09.  Subsidiaries	                                        24
SECTION 4.10.  Regulatory Restrictions on Borrowing	                24
SECTION 4.11.  Full Disclosure	                                     24
SECTION 4.12.  Representations in Collateral Documents
               True and Correct	                                    25

ARTICLE 5      COVENANTS

SECTION 5.01.  Information	                                         25
SECTION 5.02.  Payment of Obligations	                              27
SECTION 5.03.  Maintenance of Property; Insurance	                  28
SECTION 5.04.  Conduct of Business and Maintenance of
               Existence	                                           28
SECTION 5.05.  Compliance with Laws	                                29
SECTION 5.06.  Inspection of Property, Books and Records            29
SECTION 5.07.  Mergers and Sales of Assets	                         29
SECTION 5.08.  Use of Proceeds	                                     29
SECTION 5.09.  Negative Pledge	                                     30
SECTION 5.10.  Limitation on Debt	                                  31
SECTION 5.11.  Minimum Consolidated Tangible Net Worth	             31
SECTION 5.12.  Debt to Consolidated Tangible Net Worth	             32
SECTION 5.13.  Minimum Consolidated EBITDA	                         32
SECTION 5.14.  Maximum Cash Conversion Days	                        32
SECTION 5.15.  Restricted Payments	                                 32
SECTION 5.16.  Investments	                                         32
SECTION 5.17.  Transactions with Affiliates	                        33
SECTION 5.18.  Further Assurances	                                  33

ARTICLE 6      DEFAULTS

SECTION 6.01.  Events of Default                                    34
SECTION 6.02.  Notice of Default	                                   36

ARTICLE 7      THE AGENTS

SECTION 7.01.  Appointment and Authorization                        36
SECTION 7.02.  Agents and Affiliates                                37
SECTION 7.03.  Action by Agents                                     37
SECTION 7.04.  Consultation with Experts                            37
SECTION 7.05.  Liability of Agents                                  37
SECTION 7.06.  Indemnification                                      38
SECTION 7.07.  Credit Decision                                      38
SECTION 7.08.  Successor Agents                                     38
SECTION 7.09.  Agents Fees                                          38

ARTICLE 8      CHANGE IN CIRCUMSTANCES

SECTION 8.01.  Basis for Determining Interest Rate
               Inadequate or Unfair	                                39
SECTION 8.02.  Illegality	                                          39
SECTION 8.03.  Increased Cost and Reduced Return	                   40
SECTION 8.04.  Taxes	                                               41
SECTION 8.05.  Base Rate Loans Substituted for
               Affected Euro-Dollar Loans	                          43
SECTION 8.06.  Substitution of Bank	                                43

ARTICLE 9      MISCELLANEOUS

SECTION 9.01.  Notices	                                             44
SECTION 9.02.  No Waivers	                                          44
SECTION 9.03.  Expenses; Indemnification	                           44
SECTION 9.04.  Sharing of Set-offs	                                 45
SECTION 9.05.  Amendments and Waivers; Release of
               Collateral	                                          45
SECTION 9.06.  Successors; Participation and Assignments            46
SECTION 9.07.  No Reliance on Margin Stock	                         47
SECTION 9.08.  Governing Law; Submission to Jurisdiction            47
SECTION 9.09.  Counterparts; Integration; Effectiveness	            48
SECTION 9.10.  WAIVER OF JURY TRIAL	                                48
SECTION 9.11.  Confidentiality	                                     48
SECTION 9.12.  Right of Set-off	                                    49




COMMITMENT SCHEDULE
PRICING SCHEDULE
SCHEDULE I - Debt
EXHIBIT A - Note
EXHIBIT B - Opinion of Counsel for the Borrower
EXHIBIT C - Opinion of Special Counsel for the Agents
EXHIBIT D - Assignment and Assumption Agreement
EXHIBIT E - Security Agreement
EXHIBIT F - Pledge Agreement





AGREEMENT dated as of March 11, 1997 among IOMEGA CORPORATION, the BANKS party hereto, CITIBANK, N.A., as Administrative Agent, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent.

     The parties hereto agree as follows:

                             ARTICLE 1

                            DEFINITIONS

SECTION 1.1.  Definitions.   The following terms, as used herein, have the
following meanings:

Administrative Agent means Citibank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

Administrative Questionnaire means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Bank and returned to the Administrative Agent (with a copy to the Borrower and the Documentation Agent).

Affiliate means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a Controlling Person) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term control means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agents means the Administrative Agent and the Documentation Agent, and Agent means either of the foregoing.

Applicable Lending Office means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

Assignee has the meaning set forth in Section 9.06(c).

Bank means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

Base Rate means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 2 of 1% plus the Federal Funds Rate for such day.

Base Rate Loan means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.05(a) or Article 8.

Borrower means Iomega Corporation, a Delaware corporation, and its successors.

Borrowing means a borrowing hereunder consisting of Loans made to the Borrower on the same day pursuant to Article 2, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. A Borrowing is a Base Rate Borrowing if such Loans are Base Rate Loans or a Euro-Dollar Borrowing if such Loans are Euro-Dollar Loans.

Borrowing Base means, on any date, a dollar amount equal to 70% of the consolidated trade receivables, less allowance for doubtful accounts, of the Borrower and its Consolidated Subsidiaries determined as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered on or before such date pursuant to clauses
(a) and (b) of Section 5.01.

Closing Date means the date on or after the Effective Date on which the Documentation Agent shall have received all the documents specified in or pursuant to Section 3.01.

Collateral means collateral subject to the Collateral Documents.

Collateral Documents means the Pledge Agreement, the Security Agreement, any additional pledge or security agreements required to be delivered pursuant to the Loan Documents and any instruments of assignment, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

Commitment means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite the name of such Bank on the Commitment Schedule, and (ii) with respect to any Assignee, the amount of the transferor Bank's Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section
2.07 or 9.06(c).

Commitment Schedule means the Commitment Schedule attached hereto.

Consolidated Debt means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

Consolidated EBITDA means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, after excluding the effect of any extraordinary or other non-recurring gain (but not loss) and the effect of the one-time pre-tax charge of $9,100,000 taken in the last Fiscal Quarter of 1996, plus, to the extent deducted in determining such net income for such period, the aggregate amount of (i) interest expense, (ii) income tax expense, and (iii) depreciation, amortization and other similar non-cash charges.

Consolidated Subsidiary means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

Consolidated Tangible Net Worth means, at any date, the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. As used herein, Intangible Assets means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (except write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) after September 30, 1996 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity Investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

Debt of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person's Debt Guaranteed thereby).

Default means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

Derivatives Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

Documentation Agent means Morgan Guaranty Trust Company of New York, in its capacity as documentation agent for the Banks hereunder, and its successors in such capacity.

Domestic Business Day means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

Domestic Lending Office means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

Effective Date means the date this Agreement becomes effective in accordance with Section 9.09.

Environmental Laws means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

ERISA Group means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Dollar Business Day means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

Euro-Dollar Lending Office means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

Euro-Dollar Loan means a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

Euro-Dollar Margin has the meaning set forth in Section 2.04(b).

Euro-Dollar Rate means a rate of interest determined pursuant to Section 2.04(b) on the basis of a London Interbank Offered Rate.

Euro-Dollar Reserve Percentage means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of Eurocurrency liabilities (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

Events of Default has the meaning set forth in Section 6.01.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

Federal Funds Rate means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal
Funds Rate for such day shall be the average rate quoted to Citibank, N.A.
on such day on such transactions as determined by the Administrative Agent.

Fiscal Quarter means a fiscal quarter of the Borrower.

Fiscal Year means a fiscal year of the Borrower.

GAAP means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

Group of Loans means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to
Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term Guarantee used as a verb has a corresponding meaning.

Hazardous Substances means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

Indemnitee has the meaning set forth in Section 9.03(b).

Information Memorandum means the confidential descriptive memorandum dated January 1997 furnished to the Banks in connection with the transactions contemplated hereby.

Interest Period means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that

     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

     (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended, or any successor statute.

Investment means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

Loan means a loan made by a Bank pursuant to Section 2.01.

Loan Documents means this Agreement, the Notes and the Collateral Documents.

London Interbank Offered Rate has the meaning set forth in Section 2.04(b).

Material Adverse Effect means (i) any material adverse effect upon the condition (financial or otherwise), results of operations, properties, assets or business of the Borrower and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Borrower or any other Person to consummate the transactions contemplated hereby to occur on the Closing Date; (iii) a material adverse effect on the ability of the Borrower to perform under this Agreement and the Notes and the other Loan Documents; or
(iv) a material adverse effect on the rights and remedies of the Agents and the Banks under this Agreement and the Notes and the other Loan Documents.

Material Debt means Debt (except Debt outstanding hereunder) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $5,000,000.

Material Financial Obligations means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $5,000,000.

Material Plan means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

Multiemployer Plan means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

Notes means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the Borrower's obligation to repay the Loans, and Note means any one of such promissory notes issued hereunder.

Notice of Borrowing has the meaning set forth in Section 2.02.

Notice of Interest Rate Election has the meaning set forth in Section 2.05.

Parent means, with respect to any Bank, any Person controlling such Bank.

Participant has the meaning set forth in Section 9.06(b).

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Person means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Plan means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

Pledge Agreement means the pledge agreement dated as of the Closing Date substantially in the form of Exhibit F hereto between the Borrower and the Security Agent, as amended from time to time.

Pricing Schedule means the Pricing Schedule attached hereto.

Prime Rate means the rate of interest publicly announced by Citibank, N.A. in New York City from time to time as its Prime Rate.

Quarterly Payment Dates means each March 31, June 30, September 30 and December 31.

Reference Banks means the principal London offices of Fleet National Bank, Citibank, N.A. and Morgan Guaranty Trust Company of New York, and Reference Bank means any one of such Reference Banks.

Regulation U means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Required Banks means, at any time, Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, holding at least 51% of the aggregate unpaid principal amount of the Loans.

Restricted Payment means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock other than mandatorily redeemable preferred stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion).

Revolving Credit Period means the period from and including the Effective Date to but not including the Termination Date.

SEC means the Securities and Exchange Commission.

Security Agent means Citicorp USA, Inc., in its capacity as agent for the Banks under the Collateral Documents, and its successors in such capacity.

Security Agreement means the security agreement dated as of the Closing
Date substantially in the form of Exhibit E hereto among the Borrower, the Security Agent and Wells Fargo Bank, N.A., as Concentration Bank, as amended from time to time.

Subsidiary means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, Subsidiary means a Subsidiary of the Borrower.

Temporary Cash Investment means any Investment in (i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Ratings Services or P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) any other obligation which meets the criteria established in the Borrower's U.S. cash investment policy as in effect on the date hereof.

Termination Date means March 11, 2000, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

Unfunded Liabilities means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

United States means the United States of America.

SECTION 1.2.  Accounting Terms and Determinations.    Unless otherwise
specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend any provision hereof for such purpose), then the Borrower's compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Banks.


                         ARTICLE 2

                        THE CREDITS

SECTION 2.1.  Commitments to Lend.   Each Bank severally agrees, on the terms
and conditions set forth in this Agreement, to make loans to the Borrower from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made, the aggregate outstanding principal amount of all Loans by such Bank shall not exceed its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section
2.08 and reborrow at any time during the Revolving Credit Period under this Section.

SECTION 2.2.  Method of Borrowing.   (a)  The Borrower shall give the
Administrative Agent notice (a Notice of Borrowing) not later than 12:00 Noon (New York City time) on (x) the date of each Base Rate Borrowing and
(y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(ii)  the aggregate amount of such Borrowing;

(iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

In no event shall the total number of Groups of Loans at any one time outstanding exceed twenty.

(b) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c) Not later than 1:00 P.M. (New York City time) on the date of each Euro-Dollar Borrowing or 2:00 P.M. (New York City time) on the date of each Base Rate Borrowing, each Bank shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section
9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

(d) Unless the Administrative Agent shall have received notice from a Bank before the date of any Borrowing (or, in the case of a Base Rate Borrowing, prior to 1:30 P.M.(New York City time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.04 and (ii) if such amount is repaid by such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Bank shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.3.  Maturity of Loans.    (a)   Each Loan shall mature, and the
principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date.

(b) If at any time the aggregate outstanding principal amount of the Loans exceeds the Borrowing Base, the Borrower shall prepay on the next succeeding Domestic Business Day a principal amount of Loans equal to such excess.

SECTION 2.4.  Interest Rates.    (a)  Each Base Rate Loan shall bear interest
on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of (x) the Base Rate Margin (as determined in accordance with the Pricing Schedule) plus (y) the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin for such day plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

Euro-Dollar Margin means a rate per annum determined in accordance with the Pricing Schedule.

The Adjusted London Interbank Offered Rate applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The London Interbank Offered Rate applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing
(x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(e) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

SECTION 2.5.  Method of Electing Interest Rates.   (a) The Loans included in
each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to subsection (d) of this Section and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.10 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a Notice of Interest Rate Election) to the Administrative Agent not later than 10:30 A.M. (New
York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and
(ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b)  Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if
(i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000 or
(ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

SECTION 2.6.  Fees.    The Borrower shall pay to the Administrative Agent,
for the account of the Banks ratably in proportion to their Commitments, a commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) per annum on the daily average amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal amount of the Loans. Such commitment fee shall accrue from and including the Effective Date to but excluding the date on which the Commitments terminate in their entirety, and shall be payable quarterly in arrears on each Quarterly Payment Date and on the date on which the Commitments terminate in their entirety.

SECTION 2.7.  Termination or Reduction of Commitments.    (a) The Borrower
may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time, or (ii) ratably reduce from time to time, by an aggregate amount of at least $25,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans. Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Bank of the contents thereof.

(b) Unless previously terminated, the Commitments shall terminate in their entirety on the Termination Date.

SECTION 2.8.  Optional Prepayments.    (a)  Subject in the case of Euro-Dollar
Loans to Section 2.10, the Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans.

(b) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.9.  General Provisions as to Payments.   (a)  The Borrower shall
make each payment of principal of, and interest on, the Loans and of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.10.  Funding Losses.    If the Borrower makes any payment of
principal with respect to any Euro-Dollar Loan, or any Euro-Dollar Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise), on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.04(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.02(b), 2.05(c) or 2.08(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant which has purchased or agreed to purchase a participation in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.11. Computation of Interest and Fees. All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.12.  Notes.    (a)  The Borrower's obligation to repay the Loans
of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office

(b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that the Borrower's obligation to repay such Bank's Loans of a particular type be evidenced by a separate Note. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it relates solely to Loans of the relevant type. Each reference in this Agreement to the Note of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c) Promptly after it receives each Bank's Note pursuant to Section 3.01(a), the Documentation Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Bank's failure to make any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.



                               ARTICLE 3

                              CONDITIONS

SECTION 3.1. Closing. The closing hereunder shall occur when the Documentation Agent has received all the following documents, each dated the Closing Date unless otherwise indicated:

(a) a duly executed Note for the account of each Bank dated on or before the Closing Date and complying with the provisions of Section 2.12;

(b) an opinion of Hale and Dorr LLP, counsel for the Borrower, substantially in the form of Exhibit B hereto, and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c) an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(d) duly executed counterparts of each of the Collateral Documents, together with evidence satisfactory to the Agents of the effectiveness and perfection (to the extent required thereby) of the Liens contemplated thereby, including the filing of UCC-1's and the delivery of any stock certificates comprising the Collateral;

(e) evidence satisfactory to it of (i) the repayment in full, not later than the Closing Date, of all loans (if any) and other amounts outstanding under the Loan Agreement dated as of July 5, 1995, as amended, between the Borrower and Wells Fargo Bank, N.A., and the Factoringvertrag dated November 10, 1995, as amended, between Heller Bank A.G. and Iomega International S.A. (collectively, the Existing Credit Agreements), together with interest accrued thereon to the Closing Date and all accrued and unpaid commitment fees and all other amounts due and payable under the Existing Credit Agreements, and the release of all Liens relating thereto, and (ii) receipt by such banks of irrevocable notice of the termination of the commitments under the Existing Credit Agreements, not later than the Closing Date, which notice shall also state that no further notices of borrowing will be delivered thereunder;

(f) evidence satisfactory to it that all fees and expenses payable for the account of the Banks and the Agents and their affiliates on or before the Closing Date have been paid in full in the amounts previously agreed upon on or before the Closing Date; and

(g) all documents the Documentation Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Documentation Agent.

Promptly after the Closing Date occurs, the Documentation Agent shall notify the Borrower, the Administrative Agent and the Banks thereof, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) the fact that the Closing Date shall have occurred on or before April 30, 1997;

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(c) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the lesser of the aggregate Commitments and the Borrowing Base;

(d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

(e) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d) and (e) of this Section.



                              ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

SECTION 4.1.  Corporate Existence and Power.    The Borrower is a corporation
duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted.

SECTION 4.2.  Corporate and Governmental Authorization; No Contravention.
The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than in connection with the Collateral Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower's certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Subsidiary, the contravention of which instrument or default under which instrument could reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

SECTION 4.3.  Binding Effect.   The Loan Documents (other than the Notes)
constitute valid and binding agreements of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except (i) as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) as rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

SECTION 4.4.  Financial Information.    (a)  The consolidated balance sheet
of the Borrower and its Consolidated Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders= equity and cash flows for the Fiscal Year then ended, reported on by Arthur Andersen
LLP , a copy of which financial statements has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) Since December 31, 1996 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.5.  Litigation.    There is no action, suit or proceeding pending
against, or to the Borrower's knowledge threatened against or affecting, the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of the Loan Documents.

SECTION 4.6.  Compliance with ERISA.    Each member of the ERISA Group has
fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.7.  Environmental Matters.     In the ordinary course of its
business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of complying with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.8. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the Borrower's opinion, adequate.

SECTION 4.9. Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.10.  Regulatory Restrictions on Borrowing.    The Borrower is not
(i) an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) otherwise subject to any regulatory scheme which restricts its ability to incur debt.

SECTION 4.11. Full Disclosure. (a) All information heretofore furnished by the Borrower to the Agents or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agents or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks any and all facts which materially and adversely affect, or may materially and adversely affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the Borrower's ability to perform its obligations under the Loan Documents.

(b) The projections set forth in the Information Memorandum were based on reasonable assumptions and as of their date represented the best estimate of future performance of the Borrower and its Subsidiaries. During the period from the respective dates as of which information is stated in the Information Memorandum to and including the Closing Date, no event has occurred and no condition has come into existence which would have caused the projections therein to be materially misleading.

SECTION 4.12. Representations in Collateral Documents True and Correct. Each of the representations and warranties of the Borrower contained in the Collateral Documents is true and correct.



                               ARTICLE 5

                               COVENANTS

     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any principal of or interest on any Loan remains unpaid:

SECTION 5.1.  Information.    The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders= equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by Arthur Andersen LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statement of operations for such Fiscal Quarter and the related consolidated statements of operations and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of operations and cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP by the Borrower's chief financial officer or chief accounting officer;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower's chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.09 to 5.16, inclusive, and the calculation of the Borrowing Base on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements stating whether anything has come to their attention to cause them to believe that (i) any Default existed on the date of such statements and (ii) the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above are not correct;

(e) within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the Borrower's chief financial officer or chief accounting officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) as soon as reasonably practicable after any officer of the Borrower obtains knowledge thereof, notice of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect and the nature of such Material Adverse Effect;

(g) as soon as reasonably practicable after any officer of the Borrower obtains knowledge of the commencement of, or of a threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could have a Material Adverse Effect or which in any manner questions the validity of the Loan Documents, a certificate of a senior financial officer of the Borrower setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Bank;

(h) promptly after the mailing thereof to the Borrower's shareholders generally, copies of all financial statements, reports and proxy statements so mailed;

(i) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by the Borrower with the SEC;

(j) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any reportable event (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under
Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to
Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Borrower's chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(k) within 30 days after the commencement of each Fiscal Year, the Borrower's operating and capital expenditure budgets and cash flow forecast on a quarterly basis for such Fiscal Year and on an annual basis for the succeeding Fiscal Years through the Termination Date; and

(l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as either Agent, at the request of any Bank, may reasonably request.

SECTION 5.2.  Payment of Obligations.    The Borrower will pay and discharge,
and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same are contested in good faith, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, if and to the extent appropriate, reserves for the accrual thereof.

SECTION 5.3.  Maintenance of Property; Insurance.    (a)  The Borrower will
keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted.

(b) The Borrower will, and will cause each Subsidiary to, maintain (either in the Borrower's name or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective material properties in at least such amounts, against at least such risks and with no greater risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business. The Borrower will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.4.  Conduct of Business and Maintenance of Existence.    The
Borrower and its Subsidiaries will continue to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit:

(i) the merger of a Subsidiary into the Borrower if, after giving effect thereto, no Default shall have occurred and be continuing;

(ii) the merger or consolidation of a Subsidiary with or into a Person other than the Borrower if the corporation surviving such consolidation or merger is a Subsidiary and, after giving effect thereto, no Default shall have occurred and be continuing; or

(iii) the termination of the corporate existence of a Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

The Borrower will not modify its policy for classification of doubtful accounts in any manner materially detrimental to the interests of the Banks (including, without limitation, in any manner which would result in an increase in the Borrowing Base) without the consent of the Required Banks.

SECTION 5.5. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6.  Inspection of Property, Books and Records.    The Borrower will
keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times (including reasonable notice) and as often as may reasonably be requested.

SECTION 5.7.  Mergers and Sales of Assets.    (a) The Borrower will not, and
will not permit any Subsidiary to, consolidate or merge with or into, or transfer all or substantially all of its assets to, any other Person, provided that (i) the Borrower may merge with another Person if the Borrower is the corporation surviving such merger and immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (ii) any Subsidiary may merge with, or transfer all or substantially all of its assets to, any other Person if the corporation which survives the merger or is the transferee of the assets is the Borrower or a Subsidiary and immediately after giving effect to such merger or transfer, no Default shall have occurred and be continuing.

(b) The Borrower will not sell, lease or otherwise transfer, directly or indirectly, any Collateral except to the extent permitted by the Collateral Documents.

SECTION 5.8.  Use of Proceeds.    The proceeds of the Loans will be used by
the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock within the meaning of Regulation U.

SECTION 5.9.  Negative Pledge.    Neither the Borrower nor any Subsidiary
will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $13,700,000, and Liens on Plot 44, Bayan Lepas Industrial Park IV, Penang, Malaysia, securing debt in an aggregate principal or face amount not at any time exceeding $18,000,000;

(b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, including, without limitation, Liens securing obligations under capital leases, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g) Liens arising in the ordinary course of its business (i) which do not secure Debt or Derivatives Obligations, (ii) which do not secure any single obligation (or class of obligations having a common cause) in an amount exceeding $10,000,000 and (iii) as to which no financing statement or other document similar in effect is on file in any recording office;

(h)  Liens created by the Collateral Documents; and

(i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount not at any time exceeding $15,000,000.

Notwithstanding the foregoing, the Borrower will not create, assume or suffer to exist any Lien on any inventories now owned or hereafter acquired by the Borrower (other than Liens described in clause (g) above, so long as such Liens have not given rise to an Event of Default) or any Collateral (other than Liens described in clause (h) above).

SECTION 5.10.  Limitation on Debt.   The Borrower will not, and will not
permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except:

(a)  Debt under this Agreement;

(b) Debt outstanding on the date hereof not in excess of $77,500,000 in aggregate principal amount and identified on Schedule I hereto;

(c)  Debt secured by Liens permitted by Section 5.09; and

(d)  Debt of the Borrower and its Subsidiaries not otherwise permitted by this
Section incurred after the Closing Date in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

SECTION 5.11.  Minimum Consolidated Tangible Net Worth.    Consolidated
Tangible Net Worth will at no time be less than an amount equal to the sum of (i) $250,000,000 plus (ii) an amount equal to 75% of Consolidated Net Income for each Fiscal Quarter ending after December 31, 1996 but before the date of determination, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any Fiscal Quarter) plus (iii) 75% of the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Borrower's board of directors), received by the Borrower from the issuance and sale after the date hereof of any capital stock of the Borrower (other than the proceeds of any issuance and sale of any capital stock (x) to a Subsidiary or (y) which is required to be redeemed, or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise) or in connection with the conversion or exchange of any Debt of the Borrower into capital stock of the Borrower after December
31, 1996.

SECTION 5.12.  Debt to Consolidated Tangible Net Worth.    Consolidated Debt
will not at any time exceed 60% of Consolidated Tangible Net Worth.

SECTION 5.13.  Minimum Consolidated EBITDA.    Consolidated EBITDA for any
four consecutive quarters will at no time be less than $100,000,000 for any period ending prior to March 31, 1998 and $125,000,000 for any period ending on or after March 31, 1998.

SECTION 5.14. Maximum Cash Conversion Days. Cash Conversion Days for any Fiscal Quarter shall not exceed eighty. For purposes of this Section, Cash Conversion Days means the sum of (i) Accounts Receivable Days and (ii) Inventory Days, minus (iii) Accounts Payable Days; Accounts Receivable Days means, for any period, consolidated trade receivables, less allowance for doubtful accounts, of the Borrower and its Consolidated Subsidiaries on the last day of such period, divided by consolidated average daily sales of the Borrower and its Consolidated Subsidiaries during such period; Inventory Days means, for any period, consolidated inventories of the Borrower and its Consolidated Subsidiaries on the last day of such period divided by the consolidated average daily cost of sales of the Borrower and its Consolidated Subsidiaries for such period; and Accounts Payable Days means, for any period, consolidated accounts payable of the Borrower and its Consolidated Subsidiaries on the last day of such period divided by the consolidated average daily cost of sales of the Borrower and its Consolidated Subsidiaries for such period.

SECTION 5.15. Restricted Payments. Neither the Borrower nor any Subsidiary will declare or make any Restricted Payment; provided that the Borrower may purchase and retire shares of its capital stock so long as the aggregate amount paid for such purchases in any Fiscal Year does not exceed the sum of
(i) the Base Amount for such Fiscal Year and (ii) the amount (if any) by which the Base Amount for the prior Fiscal Year exceeds the amount paid for such purchases during such prior Fiscal Year. For purposes of this Section, Base Amount means (x) in 1997, $30,000,000, and (y) in any subsequent Fiscal Year, 20% of consolidated net income of the Borrower and its Consolidated Subsidiaries for the prior Fiscal Year.

SECTION 5.16.  Investments.    Neither the Borrower nor any Subsidiary will
hold, make or acquire any Investment in any Person other than:

(a)  Investments in Persons which are Subsidiaries on the date hereof;

(b)  Temporary Cash Investments; and

(c)   any Investment not otherwise permitted by the foregoing clauses of this
Section if, immediately after such Investment is made or acquired, (i) no Default shall have occurred and be continuing and (ii) the aggregate net book value of all Investments permitted by this clause (c) does not exceed 7.5% of Consolidated Tangible Net Worth.

SECTION 5.17.  Transactions with Affiliates.    The Borrower will not, and
will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary as could have been obtained from a third party that was not an Affiliate.

SECTION 5.18.  Further Assurances.     (a)  The Borrower will at its sole
cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Administrative Agent shall from time to time request, which may be necessary in the reasonable judgment of the Administrative Agent from time to time to assure, perfect, convey, assign and transfer to the Administrative Agent the property and rights conveyed or assigned pursuant to the Collateral Documents, or which may facilitate the performance of the terms of the Collateral Documents, or the filing, registering or recording of the Collateral Documents.

	(b) 	All costs and expenses in connection with the grant of any
security interests under the Collateral Documents, including without limitation reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Administrative Agent may reasonably request in connection with the grant of such security interests shall be paid by the Borrower promptly upon demand.


	(c) 	The Borrower will not enter into or become subject to any
agreement which would impair its ability to comply, or which would purport to prohibit it from complying, with the provisions of this Section.



                            ARTICLE 6

                            DEFAULTS

SECTION 6.1. Events of Default. If one or more of the following events (Events of Default) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within three Domestic Business Days of the due date thereof any interest, fee or other amount payable hereunder;

(b) the Borrower shall fail to observe or perform (i) any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06, Section 5.17 and Section 5.18, or (ii) any covenant contained in
Section 4(A) or 4(H) of the Security Agreement or Section 5(B) of the Pledge Agreement;

(c) the Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause (a) or (b) above) contained in the Loan Documents for 10 days after the Administrative Agent gives notice thereof to the Borrower at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Borrower or any Subsidiary in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any Subsidiary shall fail to make one or more payments in respect of Material Financial Obligations when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

(g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;

(j) judgments or orders for the payment of money exceeding $5,000,000 in aggregate amount shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 20 days;

(k) any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien on all of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or the Borrower shall so assert in writing; or

(l) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (Initial Directors) or who were nominated for election by at least 66b% of the Initial Directors shall cease to constitute a majority of the Borrower's board of directors;
then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% of the aggregate unpaid principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, if any Event of Default specified in clause 6.01(g) or 6.01(h) occurs with respect to the Borrower, then without any notice to the Borrower or any other act by the Agents or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.2.  Notice of Default.    The Administrative Agent shall give notice
to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                             ARTICLE 7

                            THE AGENTS

SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes each Agent to enter into and act as its agent in connection with the Collateral Documents and to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.2.  Agents and Affiliates.    Each of Citibank, N.A. and Morgan
Guaranty Trust Company of New York shall have the same rights and powers under the Loan Documents as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent, and each of Citibank, N.A. and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent.

SECTION 7.3.  Action by Agents.    The obligations of the Agents hereunder
are only those expressly set forth herein. Without limiting the generality of the foregoing, neither Agent shall be required to take any action with respect to any Default, except as expressly provided with respect to the Administrative Agent in Article 6.

SECTION 7.4. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5.  Liability of Agents.    Neither Agent nor any of its affiliates
or any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such different number of Banks as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Loan Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of the Loan Documents or any other instrument or writing furnished in connection herewith. Neither Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term agent in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.6.  Indemnification.    The Banks shall, ratably in proportion to
their Commitments, indemnify each Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Loan Documents or any action taken or omitted by such indemnitees thereunder.

SECTION 7.7.  Credit Decision.    Each Bank acknowledges that it has,
independently and without reliance on either Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance on either Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

SECTION 7.8.    Successor Agents.    Either Agent may resign at any time by
giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent resigns as Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Agent.

SECTION 7.9.  Agents' Fees.    The Borrower shall pay to each Agent for its
own account fees in the amounts and at the times previously agreed upon by the Borrower and such Agent.



                              ARTICLE 8

                       CHANGE IN CIRCUMSTANCES

SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any Euro-Dollar Loan:

(a) the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the London interbank market for such Interest Period, or

(b) Banks holding 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.2.  Illegality.    If, on or after the date hereof, the adoption of
any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.

SECTION 8.3.  Increased Cost and Reduced Return.    (a)  If on or after the
date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank
(or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.4.  Taxes.    (a)  For the purposes of this Section, the following
terms have the following meanings:

Taxes means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payment, but not any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Bank under the laws and treaties in effect when such Bank first became a party to this Agreement.

Other Taxes means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

(b) All payments by the Borrower to or for the account of any Bank or Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Bank and Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, before it signs and delivers this Agreement in the case of each Bank listed on the signature pages hereof and before it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide each of the Borrower and the Administrative Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e) For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form referred to in Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under
Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section as a result of a change in law or treaty occurring after such Bank first became a party to this Agreement, then such Bank will, at the Borrower's request, change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change
(i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

SECTION 8.5.  Base Rate Loans Substituted for Affected Euro-Dollar Loans.
If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to
Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or
8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks).
If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

SECTION 8.6.  Substitution of Bank.    If (i) the obligation of any Bank to
make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Agents, to require such Bank to transfer, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto, its Note and Commitment to a substitute bank or banks (which may be one or more of the Banks) satisfactory to the Borrower and the Agents.



                                ARTICLE 9

                              MISCELLANEOUS

SECTION 9.1.   Notices.   Communications to any party hereunder shall be in
writing (including bank wire, telex, facsimile or similar writing) and shall be given to such party: (a) in the case of the Borrower or either Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agents and the Borrower. Each such notice, request or other communication shall be effective
(i) if given by telex, when transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

SECTION 9.2.  No Waivers.    No failure or delay by either Agent or any Bank
in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3.  Expenses; Indemnification.   (a)  The Borrower shall pay (i)
all reasonable out-of-pocket expenses of the Agents, including fees and disbursements of special counsel for the Agents, in connection with the preparation and administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by either Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Agent and Bank, their respective affiliates (including, without limitation, the Security Agent and the Concentration Bank (as defined in the Security Agreement)) and the respective directors, officers, agents and employees of the foregoing (each an Indemnitee) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated cost of in-house counsel), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

SECTION 9.4.  Sharing of Set-offs.   Each Bank agrees that if it shall, by
exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participation in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.5.  Amendments and Waivers; Release of Collateral.    Any provision
of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of either Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement. Any provision of the Collateral Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Administrative Agent with the consent of the Required Banks; provided that no such amendment or waiver shall, unless signed by all the Banks, effect or permit a release of all or substantially all of the Collateral. Notwithstanding the foregoing, Collateral shall be released from the Lien of the Collateral Documents from time to time as necessary to effect any sale or pledge of assets permitted by the Loan Documents, and the Agent shall execute and deliver all release documents reasonably requested to evidence such release.

SECTION 9.6.  Successors; Participation and Assignments.   (a)  The provisions
of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a Participant) participating interests in its Commitment or any or all of its Loans. If a Bank grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Agents, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agents shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the Borrower's obligations hereunder, including (without limitation) the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii) or (iii) of, or in the proviso in the penultimate sentence of, Section
9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

(c) Any Bank may at any time assign to one or more banks or other institutions (each an Assignee) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto signed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld, and the Agents; provided that if an Assignee is an affiliate of such transferor
Bank or was a Bank immediately before such assignment, no such consent shall be required. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor Bank the purchase price agreed between them, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,000. If the Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 9.7.  No Reliance on Margin Stock.   Each of the Banks represents to
the Agents and each of the other Banks that it in good faith is not relying upon any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.9.  Counterparts; Integration; Effectiveness.    This Agreement may
be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the Documentation Agent has received from each of the parties hereto a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Documentation Agent confirming that such party has signed a counterpart hereof.

SECTION 9.10.  WAIVER OF JURY TRIAL.    EACH OF THE BORROWER, THE AGENTS AND
THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.11.  Confidentiality.    Each Agent and Bank agrees to keep any
information delivered or made available by the Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Bank who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent either Agent or any Bank from disclosing such information (a) to any other Bank or to either Agent, (b) to any other
Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by either Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which either Agent, any Bank or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Bank's or Agent's legal counsel and independent auditors and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee; provided, further, that for purposes of this Section, information does not mean any information which (x) was already in the possession of such Bank or Agent at the time of its disclosure by the Borrower or (y) is made available to such Bank or Agent by a third party which, to the knowledge of such Bank or Agent, did not violate any confidentiality obligation by doing so.

SECTION 9.12.  Right of Set-off.   Upon the occurrence and during the
continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Bank, whether or not such Bank shall have made any demand under this Agreement or the Note held by such Bank and although such obligations may be unmatured. Such Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.




IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


IOMEGA CORPORATION


By    /S/ ROBERT J. SIMMONS
Name:  ROBERT J. SIMMONS
Title:  TREASURER
Address:	1821 West Iomega Way
Roy, Utah 84067
Attention:	Treasurer and General
            Counsel
Facsimile:	(801) 778-4142





BANKS


CITIBANK, N.A.


By	/S/ CAROLYN A. KEE
Name:  CAROLYN A. KEE
Title:  ATTORNEY-IN-FACT


MORGAN GUARANTY TRUST
    COMPANY OF NEW YORK


By /S/ ADAM J. SILVER
Name:  ADAM J. SILVER
Title:  ASSOCIATE


FLEET NATIONAL BANK


By  /S/ FRANK BENESH
Name: FRANK BENESH
Title:  VICE PRESIDENT


WELLS FARGO BANK, N.A.


By  /S/ MATHEW HARVEY
Name:  MATHEW HARVEY
Title:  VICE PRESIDENT


BANK OF AMERICA NATIONAL TRUST
   AND SAVINGS ASSOCIATION


By  /S/ KEVIN MCMAHON
Name:  KEVIN MCMAHON
Title:  MANAGING DIRECTOR

CIBC, INC.


By  /S/CYD D PETRE
Name:  CYD D PETRE
Title:  AUTHORIZED SIGNATORY


FIRST SECURITY BANK OF UTAH, N.A.


By  /S/ TAFT G. MEYER
Name:  TAFT G. MEYER
Title:  VICE PRESIDENT


KEY BANK OF WASHINGTON


By  /S/ J.T. TAYLOR
Name: J.T. TAYLOR
Title:  ASSISTANT VICE PRESIDENT


ABN AMRO BANK N.V.


By  /S/ THOMAS R. WAGNER
Name:  THOMAS R. WAGNER
Title:  GROUP VICE PRESIDENT


CREDIT LYONNAIS LOS ANGELES
    BRANCH


By	/S/ THIERRY VINCENT
Name:  THIERRY VINCENT
Title:  VICE PRESIDENT


NATIONAL BANK OF CANADA


By  /S/ WILLIAM N. TSIOUVARAS
Name:  WILLIAM N. TSIOUVARAS
Title:  VICE PRESIDENT


THE SUMITOMO TRUST & BANKING
   CO., LTD., LOS ANGELES AGENCY


By  /S/ NINOOS Y. BENJAMIN
Name:  NINOOS Y. BENJAMIN
Title:  VICE PRESIDENT & MANAGER


CREDITO ITALIANO, NEW YORK BRANCH


By  /S/ PIERLUIGI MAINARDI
Name:  PIERLUIGI MAINARDI
Title:  ASST. VICE PRESIDENT


THE NORTHERN TRUST COMPANY


By  /S/ JOHN E. BURDA
Name:  JOHN E. BURDA
Title:  SECOND VICE PRESIDENT


ISTITUTO BANCARIO SAN PAOLO DI
   TORINO S.P.A


By  /S/ ILLEGIBLE
Name:  ILLEGIBLE
Title:  FVP


By  /S/ ILLEGIBLE
Name:  ILLEGIBLE
Title: V.P.


THE SANWA BANK, LIMITED, LOS
ANGELES BRANCH


By  /S/ GILL S. REALON
Name:  GILL S. REALON
Title:  VICE PRESIDENT


UNION BANK OF CALIFORNIA, N.A.


By  /S/ WADE SCHLUETER
Name:  WADE SCHLUETER
Title:  VICE PRESIDENT


CITIBANK, N.A., as Administrative Agent


By  /S/ CAROLYN A. KEE
Name:  CAROLYN A. KEE
Title:  ATTORNEY-IN-FACT
Address: 399 PARK AVENUE, NY, NY 10043
Facsimile: (415) 433-0307


MORGAN GUARANTY TRUST
COMPANY OF NEW YORK, as
Documentation Agent


By  /S/ ADAM J. SILVER
Name:  ADAM J. SILVER
Title:  ASSOCIATE
Address: 60 Wall Street
New York, NY 10260
Facsimile:





COMMITMENT SCHEDULE

Bank                                               Commitment

Citibank, N.A.                                    $20,000,000
Morgan Guaranty Trust Company of New York          20,000,000
Fleet National Bank	                               15,000,000
Wells Fargo Bank, N.A.                             15,000,000
Bank of America National Trust and Savings
   Association                                     12,500,000
CIBC, Inc.                                         12,500,000
First Security Bank of Utah, N.A.                  12,500,000
Key Bank of Washington                             12,500,000
ABN AMRO Bank N.V.                                 10,000,000
Credit Lyonnais Los Angeles Branch                 10,000,000
National Bank of Canada	                           10,000,000
The Sumitomo Trust & Banking Co., Ltd.
   Los Angeles Agency                              10,000,000
Credito Italiano, New York Branch                   8,000,000
The Northern Trust Company                          8,000,000
Istituto Bancario San Paolo Di Torino S.P.A.        8,000,000
The Sanwa Bank, Limited, Los Angeles Branch         8,000,000
Union Bank of California, N.A.                      8,000.000

Total                                            $200,000,000






                          PRICING SCHEDULE


Each of Euro-Dollar Margin, Base Rate Margin and Commitment Fee Rate means, for any date, the percentage as set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies at such date:




                           Level        Level        Level        Level
                             I           II           III          IV

Euro-Dollar
Margin                     1.0%         1.25%        1.50%        2.0%


Base Rate
 Margin                      0%            0%           0%        .50%


Commitment Fee Rate       .375%         .375%        .375%        .50%


For purposes of this Schedule, the following terms have the following meanings:

Level I Pricing applies at any date if, as of such date, the Leverage Ratio is less than .15 to 1.

Level II Pricing applies at any date if, as of such date, (i) the Leverage Ratio is less than or equal to .35 to 1 and (ii) Level I Pricing does not apply.

Level III Pricing applies at any date if, as of such date, (i) the Leverage Ratio is less than or equal to .5 to 1 and (ii) neither Level I Pricing nor Level II Pricing applies.

Level IV Pricing applies at any date if, as of such date, no other Pricing Level applies.

Leverage Ratio means as of any date the ratio of Consolidated Debt to Consolidated Tangible Net Worth set forth in the most recent certificate delivered pursuant to Section 5.01(c); provided that unless the Required Banks otherwise agree, if the Borrower has failed to deliver the financial statements and accompanying certificates most recently required to have been delivered within the time periods specified therefor in Section 5.01, Level IV Pricing shall apply until the next date on which financial statements and accompanying certificates are timely delivered.

Pricing Level refers to the determination of which of Level I, Level II, Level III or Level IV applies at any date.




	                                                           EXHIBIT A


                               Note



                                                         New York, New York
                                                       ___________ __, 199_



For value received, Iomega Corporation, a Delaware corporation (the Borrower), promises to pay to the order of ______________________ (the Bank), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Citibank, N.A., _________________, New York, New York.

All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of March 11, 1997 among Iomega Corporation, the Banks party thereto, Citibank, N.A., as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent (as the same may be amended from time to time, the Credit Agreement). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

IOMEGA CORPORATION


By____________________
  Name:
  Title:




                    Loans and Payments of Principal


Date       Amount of       Type of       Amount of         Notation Made
           Loan            Loan          Principal         By
                                         Repaid















                              EXHIBIT B



                             Opinion of
                      Counsel for the Borrower





                              EXHIBIT C



	                         Opinion of
                 Davis Polk & Wardwell, Special Counsel
                          for the Agents




                                                ________________,  199__

To the Banks and the Agents
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Documentation Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

We have participated in the preparation of the Credit Agreement dated as of March 11, 1997 (the Credit Agreement) among Iomega Corporation, a Delaware corporation (the Borrower), the Banks party thereto, Citibank, N.A., as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent, and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.


2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note issued thereunder today constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

Very truly yours,


                             EXHIBIT D



                Assignment and Assumption Agreement


AGREEMENT dated as of _________, 19__ among <NAME OF ASSIGNOR> (the Assignor),
<NAME OF ASSIGNEE> (the Assignee)[, IOMEGA CORPORATION (the Borrower),
CITIBANK, N.A., as Administrative Agent, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent (collectively, the Agents).]

WHEREAS, this Assignment and Assumption Agreement (the Agreement) relates to the Credit Agreement dated as of March 11, 1997 among the Borrower, the Assignor and the other Banks party thereto and the Agent (as amended from time to time, the Credit Agreement);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $____________;

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the Assigned Amount), together with a corresponding portion of each of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of each of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower and the Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* Commitment and/or facility fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee.
Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and promptly pay the same to such other party.

[SECTION 4. Consent of the Borrower and the Agents. This Agreement is conditioned upon the consent of the Borrower and the Agents pursuant to
Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Agents is evidence of their consent. Pursuant to
Section 9.06(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the Borrower's obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>


By
Name:
Title:


<NAME OF ASSIGNEE>


By
Name:
Title:

[IOMEGA CORPORATION


By
Name:
Title:]


[CITIBANK, N.A., as Administrative Agent


By
Name:
Title:]


[MORGAN GUARANTY TRUST
COMPANY OF NEW YORK,
as Documentation Agent


By
Name:
Title:]


* Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum. If this Agreement is prepared in connection with a substitution pursuant to Section 8.06 of the Credit Agreement, amount must combine principal, accrued interest and fees and breakage compensation, if any, and the administrative fee referred to in Section 9.06(c) of the Credit Agreement must be paid to the Administrative Agent.